Exhibit 99.1

[Crown Holdings, Inc. logo]

News Release

Corporate Headquarters

One Crown Way

Philadelphia, PA 19154-4599

Crown Holdings Announces Plan to Refinance Credit Facilities

Philadelphia, PA—August 2, 2004. Crown Holdings, Inc. (NYSE: CCK) today announced that it is reviewing the terms of a potential issuance of senior secured notes in connection with commitments for a new revolving credit facility.

The proceeds from such financing, which may be completed by the end of the third quarter, would be used to refinance the Company’s existing term loans, which mature in 2008, and its revolving credit facility which matures in 2006.

Any issuance of senior secured notes is expected to be through a private placement which would be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The commitments for the new credit facilities are subject to certain conditions and the final terms of any new credit facilities, senior secured notes or other aspects of the refinancing plan are still under discussion with financing sources and rating agencies and may vary significantly in light of market and other conditions existing at the time the refinancing plan is finalized.

Any senior secured notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include, without limitation, that the refinancing plan is subject to a number of conditions and approvals and the final terms may vary substantially as a result of market and other conditions. There can be no assurance that the refinancing plan will be completed as described or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

SOURCE Crown Holdings, Inc.